Exhibit 99.1
COMPANY CONTACT
Chris King
(240) 744-1150
FOR IMMEDIATE RELEASE

MONDAY, AUGUST 9, 2010
DIAMONDROCK COMPLETES $200 MILLION UNSECURED CREDIT FACILITY AND
ACQUISITION OF THE RENAISSANCE CHARLESTON HISTORIC DISTRICT HOTEL
BETHESDA, Maryland, Monday, August 9, 2010 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced it closed a $200 million senior unsecured revolving credit facility. The interest rate for the new facility ranges from 275 to 375 basis points over LIBOR, depending on the Company’s leverage. The facility has a LIBOR floor of 100 basis points. The senior unsecured revolving credit facility may increase to $275 million subject to lenders’ consent, and the term of the facility is 36 months, which may be extended for an additional 12 months upon satisfaction of certain standard conditions.
The facility was co-led by Wells Fargo Securities, LLC and Banc of America Securities LLC who acted as Joint Lead Arrangers and Joint Bookrunners. Wells Fargo Bank, National Association is acting as the Administrative Agent and Bank of America, N.A. as the Syndication Agent. Deutsche Bank Securities Inc. and Citibank, N.A. are Co-Documentation Agents. Additional lenders are KeyBank National Association, PNC Bank, National Association, Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA.
The Company also announced that it completed the acquisition of the 166-room Renaissance Charleston Historic District Hotel (the “Hotel”) for a contractual purchase price of $39 million. The acquisition was funded with the Company’s existing corporate cash. The acquisition was sourced through the Company’s strategic sourcing relationship with Marriott International, Inc. (NYSE:MAR). The total investment of $40 million represents slightly less than 11 times the Hotel’s forward 12-month earnings before interest expense, taxes, depreciation and amortization (or “EBITDA”) of approximately $3.7 million. The Hotel manager, a subsidiary of Marriott International, Inc., currently projects the Hotel to generate RevPAR growth above 8% for 2010. The Hotel is projected to generate approximately $1.3 million of EBITDA during the Company’s ownership period in 2010.
“We are pleased to leverage our Marriott strategic sourcing relationship to acquire a well-positioned asset in a high barrier-to-entry destination location at an attractive purchase price. The Hotel is positioned to benefit from general economic recovery plus several exciting market-specific demand generators such as the expansion of the Boeing plant and the addition of new routes by Southwest Airlines,” stated Mark W. Brugger, Chief Executive Officer of the Company.
The Hotel is located in Charleston’s Historic District and is proximate to the historical attractions, shopping and dining in downtown Charleston. Charleston hosts approximately 4.0 million visitors per year, generating $2.8 billion in tourism revenue annually. Charleston is recognized for its historic significance, Southern charm and coastal beauty. The Company expects that the Hotel will benefit from Charleston’s reputation as a top leisure destination.

About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 22 hotels with almost 10,600 rooms as well as the senior note on a 443-room hotel. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions including an economic downturn in Charleston; the potential for additional terrorist attacks that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and the ability to achieve the returns that the Company expects from the Renaissance Charleston, including its forecasts of EBITDA. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
Reconciliation of the Renaissance Charleston Historic District Hotel Net Income to EBITDA

	2010 Period of
	Ownership	Forward 12-Month
Estimated Net Income	$730	$2,010
Income Taxes	20	40
Depreciation Expense	550	1,650
Interest Expense	—	—

Estimated EBITDA	$1,300	$3,700

EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, income taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.